                                               Employment Agreement
                                               --------------------

         This EMPLOYMENT AGREEMENT ("Agreement") is entered into between PrimeSource Surgical, Inc., a Delaware corporation, and James L. Hersma, whose principal residence is at 4100 West 86th St., Tulsa, OK  74132
("EXECUTIVE") and effective March 2, 2001, is assumed by Luxtec Corporation, a Massachusetts corporation with a principal place of business at 99 Hartwell Stree, West Boylston, MA 01583 ("COMPANY") in connection with
COMPANY'S acquisition of PrimeSource Surgical, Inc.  References herein to the COMPANY shall include PrimeSource
Surgical, Inc. for the period beginning on December 4, 2000 and ending on March 2, 2001.

         1.       Employment.
                  ----------

                  (a)      Executive Responsibilities.  COMPANY hereby employs EXECUTIVE, and EXECUTIVE hereby
                           --------------------------
agrees to accept employment from COMPANY, as President and Chief Executive Officer of COMPANY.  EXECUTIVE shall report directly to COMPANY'S Board of Directors.  EXECUTIVE agrees during the term of his employment under this
Agreement to perform the duties and responsibilities customarily required of such position, as reasonably directed by COMPANY'S Board of Directors, and in accordance with COMPANY'S bylaws and applicable state corporation law.  EXECUTIVE further agrees to devote his full business time and energies to the business and affairs of COMPANY, unless otherwise authorized by the Board of Directors of COMPANY.  EXECUTIVE may, however, engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties to COMPANY hereunder.

              (b)     Director Responsibilities.  Subject to obtaining any necessary stockholder consents,
                      -------------------------
EXECUTIVE shall be elected a member of the Board of Directors, to serve in such position until the next regular meeting of COMPANY'S stockholders.  EXECUTIVE'S continued service on COMPANY'S  Board of Directors thereafter shall be subject to his election by vote of the stockholders, but COMPANY will include EXECUTIVE in its recommended slate of candidates for membership on the Board.  In the event that EXECUTIVE'S employment with
COMPANY under this Agreement is terminated for any reason, EXECUTIVE shall promptly submit to the Chairman of the
Board his resignation as a Director.

         2.       Term of Employment.
                  ------------------

         The employment under this Agreement shall commence as of December 4, 2000 and shall end at the end of the day on December 3, 2001, provided that the term of EXECUTIVE'S employment under this Agreement shall thereupon and thereafter be extended automatically for successive periods of one year unless otherwise terminated under paragraph 5 of this Agreement.

         3.       Compensation.
                  ------------

                  (a)      Base Salary.  As compensation for services provided to COMPANY, EXECUTIVE shall
                           -----------
receive an initial salary at the annual rate of $275,000, less such payroll and withholding taxes as required by law to be deducted and any such other amounts as EXECUTIVE shall authorize in writing.  Provided EXECUTIVE remains employed under this Agreement on the first anniversary date of his employment hereunder, his salary shall be increased to an annual rate of $325,000 effective as of that date.  The salary shall be payable in semi-monthly installments.  Such salary shall be reviewed by the Board of Directors at least annually at the end of, and after, the second year of employment hereunder.  Such salary may be increased, but not decreased, from time to time as decided in the discretion of the Board of Directors of COMPANY.

                  (b)      Bonuses.  The Compensation Committee of COMPANY'S Board of Directors shall institute
                           -------
an incentive bonus program in which EXECUTIVE will be eligible to participate during each employment year
(beginning in the 2001 fiscal year) while EXECUTIVE is employed by COMPANY.  Such bonus program shall provide
EXECUTIVE a maximum bonus of up to 55% of his annual salary paid during the year in which the bonus is earned, based upon factors established by the Chairman of the Compensation Committee, after consultation with EXECUTIVE, and approved by the Board of Directors.

                  (c)      Equity Compensation.  As further compensation for the services rendered by EXECUTIVE,
                           -------------------
upon his commencement of employment with COMPANY pursuant to this Agreement, EXECUTIVE will be granted an incentive stock option to purchase 1,166,274 shares of Common Stock of COMPANY at an exercise price per share of the lesser of $1.25 per share or the fair market value on the date of grant as determined by the Board of
Directors.  If, at the time of the Repricing Event (as defined below), the fair market value of COMPANY Common
Stock is less than $1.25 per share, all of EXECUTIVE'S stock options granted pursuant to this Agreement shall be adjusted such that the new exercise price per share is equal to the fair market value of COMPANY Common Stock at the time of the Repricing Event; provided that, such adjusted exercise price shall not be higher than the COMPANY
                                 -------------
stock price determined in connection with a Qualified Equity Financing (as defined below); and provided further,
                                                                                               ----------------
that the fair market value of COMPANY Common Stock at the time of the Repricing Event shall be determined by the
Board in its discretion.  The "Repricing Event" is the earlier to occur of (i) January 23, 2002 or (ii) the occurrence of a Qualified Equity Financing as defined in the COMPANY'S Certificate of Vote of Directors
Establishing a Series or Class of Stock, dated February 27, 2001 (the "Certificate for COMPANY Series D
Exchangeable Preferred Stock").  The "COMPANY stock price determined in connection with a Qualified Equity
Financing" shall be the value per share of COMPANY stock corresponding to either the Original Qualified Equity
Financing Stock Price (as defined in the Certificate for COMPANY Series D Exchangeable Preferred Stock) or the
fair market value of Future Preferred Stock determined in accordance with Section 5(b) of the Certificate for
COMPANY Series D Exchangeable Preferred Stock, as the case may be.  Such options shall be issued pursuant to, and their exercise and the issuance of shares upon exercise shall be subject to, the conditions of the Tucson Medical
Corporation 1997 Incentive Stock Option/Issuance Plan, as amended (the "Plan"), and the corresponding Stock
Option Agreement and Notice of Grant of Stock Option contemplated by the Plan (the "Option Agreement"), as well as paragraphs 3(d) and 5(e) below.  Notwithstanding anything in this Agreement to the contrary, none of the options granted to EXECUTIVE shall be exercisable until the amendment of COMPANY'S Articles of Organization increasing the number of authorized shares of Luxtec Common Stock to 50,000,000.

                  (d)      (i)  Vesting of Options.  Subject to the last sentence of paragraph 3(c) hereof,
                                ------------------
EXECUTIVE'S incentive stock options described in paragraph 3(c) above shall vest according to the following schedule:

                           25%, or 291,582, of the option shares shall vest and be subject to exercise immediately upon EXECUTIVE'S commencement of employment under this Agreement;
                           provided, however, that if EXECUTIVE voluntarily resigns or is terminated for Cause
                           (as defined in paragraph 5(c) below) under this Agreement prior to his completion of one year of service pursuant to this Agreement, COMPANY shall have the assignable right, for 120 days immediately following the effective date of such resignation or termination for Cause, to repurchase any shares acquired by EXECUTIVE through the exercise of such options at the price EXECUTIVE paid for such shares, and any such options that EXECUTIVE has not exercised as of the date of his termination shall be null and void.  EXECUTIVE agrees to execute such documents as are necessary to effect
                           COMPANY'S or its assignee's repurchase of those shares.  The remaining 874,692 option shares shall vest and be subject to exercise at the rate of 24,297 shares for each full month that EXECUTIVE'S employment continues under this Agreement after December
                           4, 2001.  The number of shares to vest each month and the maximum number of shares that may vest hereunder is subject to adjustment pursuant to the Plan and the Option
                           Agreement.  Should EXECUTIVE be, or be deemed to be (pursuant to paragraph 5(g)), terminated by COMPANY other than pursuant to paragraph 5(a) or other than for Cause pursuant to paragraph 5(b), all options granted to EXECUTIVE pursuant to this
                           Agreement that would have vested within the 365 days immediately following EXECUTIVE'S termination date shall immediately vest.  Any options not vested as of the termination date shall expire on such date.

                           (ii)     Change in Control.  Subject to the last sentence of paragraph 3(c) above, upon
                                    -----------------
                           a Change in Control (as defined in Annex A hereto), notwithstanding the vesting schedule described in subparagraph (i) of this paragraph 3(d), all of the total share options granted to EXECUTIVE under paragraph 3(c) above that have not yet vested as of the effective date of such Change in Control shall vest on the effective date of the
                           Change in Control.

                           (iii)    Other Acceleration of Vesting; Other Terms.  The acceleration of vesting
                                    ------------------------------------------
                           provided for in the preceding subparagraph is in addition to, and not in lieu of, the acceleration of vesting of stock options provided for under the Plan or the Option
                           Agreement under the circumstances described in the Plan or the Option Agreement.  In addition, the Option Agreement shall (1) provide for incentive stock options to the extent consistent with the terms of the options, (2) provide for a ten-year term, (3)
                           afford the option holder the maximum period permitted by the Plan after cessation of
                           EXECUTIVE'S employment to exercise options, (4) afford the option holder the greatest latitude in manner of exercise permitted by the Plan, (5) not grant COMPANY repurchase rights as to shares acquired by exercise of options other than as set forth in this
                           Agreement, and (6) otherwise be in substantially the form of the standard form of stock option agreement under the Plan, subject to the terms set forth in this
                           Agreement.

                                                        10

                           (iv)     Additional Options.  In the event that, prior to the first firm commitment
                                    ------------------
                           underwritten registered public offering of  COMPANY'S Common Stock subsequent to the date hereof, COMPANY'S Board of Directors awards additional options to all executive officers of COMPANY as a group, the Board shall grant EXECUTIVE  at least a proportional amount of such additional options on a per capita basis, such options, if any, to be subject to the vesting requirements and other terms and conditions, including exercise price, as the Board of Directors may apply.

                           (v)     Securities Registration.  COMPANY shall use commercially reasonable efforts to
                                   -----------------------
                           cause all of EXECUTIVE'S share options granted pursuant to subparagraphs 3(c) and
                           3(d)(iv), and the issuance of shares upon exercise thereof, to be included in an effective registration statement on Form S-8 (or any successor form) under the
                           Securities Act of 1933, as amended, as soon as reasonably practicable after the date hereof.

                  (e)      Restricted Stock Grant.  Upon execution of this Agreement, COMPANY will grant
                           ----------------------
EXECUTIVE the opportunity to purchase 59,535 shares of COMPANY common stock pursuant to the terms of the Plan and subject to the terms of the form of Restricted Stock Agreement attached as Appendix A.  The aggregate purchase price to be paid by EXECUTIVE pursuant to the Restricted Stock Agreement shall be $595.35.  COMPANY will pay
EXECUTIVE a bonus equal to 50% of EXECUTIVE'S personal taxes incurred as a direct result of such purchase (but not including any taxes upon a disposition of such shares) and EXECUTIVE'S personal taxes incurred due to this bonus.

                           (i)      Accelerated Vesting Upon Change of Control.  Upon a Change in Control (as
                                    ------------------------------------------
                           defined in Annex A hereto), all of the total shares of restricted stock granted to
                           EXECUTIVE under paragraph 3(e) above that have not yet vested as of the effective date of such Change in Control shall vest on the effective date of the Change in Control.

                           (ii)     Accelerated Vesting Upon Involuntary Termination.  Should EXECUTIVE be, or be
                                    ------------------------------------------------
                           deemed to be (pursuant to paragraph 5(g)), terminated by COMPANY other than pursuant to paragraph 5(a) or other than for Cause pursuant to paragraph 5(b), all shares of restricted stock granted to EXECUTIVE pursuant to this Agreement that would have vested within the 365 days immediately following EXECUTIVE'S termination date shall immediately vest.  Any shares of restricted stock not vested as of the termination date shall expire on such date.

                           (iii)    Other Acceleration.  The acceleration of vesting provided for in subparagraphs
                                    ------------------
                           3(e)(i) and 3(e)(ii) above is in addition to, and not in lieu of, the acceleration of vesting of restricted stock grants provided for under the Plan or the Restricted Stock
                           Agreement under the circumstances described in the Plan or the Restricted Stock
                           Agreement.

                           (iv)     Additional Share Grants.  If the fair market value of COMPANY Common Stock at
                                    -----------------------
                           the time of the Repricing Event is less than $1.25 per share, COMPANY shall offer
                           EXECUTIVE additional shares of COMPANY Common Stock such that the total fair market value of EXECUTIVE'S restricted stock granted under this paragraph 3(e) is equal to
                           $74,419.  Such additional shares may be purchased by EXECUTIVE under identical terms as other shares of restricted stock granted under this paragraph 3(e); provided, that
                                                                                                  --------
                           this paragraph 3(e)(iv) shall be inapplicable to such additional shares offered.  For purposes of this paragraph 3(e)(iv), "fair market value of COMPANY Common Stock at the time of the Repricing Event" shall be determined as described in paragraph 3(c).

                  (f)      Life Insurance.  For so long as EXECUTIVE is employed by COMPANY pursuant to this
                           --------------
Agreement, COMPANY shall pay the monthly premium (not to exceed
$262.50 per month) on EXECUTIVE'S life insurance policy with General American Life Insurance Company (Policy #
3328343).  EXECUTIVE may designate and/or change the beneficiary on such policy in his sole discretion.
EXECUTIVE represents and warrants that such policy is in full force and effect and that EXECUTIVE has complied with and satisfied all of his material obligations under such policy to date and will continue to do so for so long as COMPANY is providing EXECUTIVE with this benefit.

         4.       Participation in Benefit Plans, Reimbursement of Business Expenses and Moving Expenses.
                  ---------------------------------------------------------------------------------------

                  (a)      Benefit Plans.  During the term of this Agreement, EXECUTIVE shall be provided with
                           -------------
medical insurance, vacation benefits, sick leave benefits, and holidays which are not less than, and on terms no less favorable than, COMPANY provides to its other executive employees.

                  (b)      Reimbursement of Business Expenses.  COMPANY shall reimburse EXECUTIVE promptly for
                           ----------------------------------
all expenditures made by him during the term of this Agreement, which expenses are incurred to further the business and interests of COMPANY, including, but not limited to, travel, entertainment, parking and expenses incurred in connection with business meetings (including, but not limited to, the dues and business related expenses of memberships at appropriate business clubs, provided such memberships are approved in writing by the
Chairman of the Board of COMPANY), provided such expenses are incurred and submitted for reimbursement in accordance with the policies established by the Board of Directors in effect as of the date the expenses are incurred.

(c)      Housing Reimbursement/Moving Expenses.  For the first two and one-half (2 1/2) years of EXECUTIVE'S
         -------------------------------------
employment under this Agreement and until EXECUTIVE permanently relocates, COMPANY shall pay EXECUTIVE'S monthly rent (or similar occupancy expense) and related expenses for housing in Tucson up to a monthly amount of $2000.
If EXECUTIVE permanently relocates within three (3) years of the date of this Agreement, COMPANY shall pay or timely reimburse EXECUTIVE for all actual relocation expenses for EXECUTIVE'S relocation to the Tucson, AZ metropolitan area.  COMPANY shall also pay the real estate commissions incurred in connection with the sale of
EXECUTIVE'S current primary residence (not to exceed 6% of the purchase price thereof), and shall pay two
"points" in connection with the mortgage loan obtained by EXECUTIVE to purchase a primary residence in the
Tucson, AZ metropolitan area.  Should COMPANY after consultation with EXECUTIVE and EXECUTIVE'S tax advisor determine that COMPANY'S payment and/or reimbursement of EXECUTIVE'S permanent relocation expenses result in taxable income to EXECUTIVE, COMPANY shall pay EXECUTIVE a bonus equal to EXECUTIVE'S personal taxes incurred as a direct result of such payment and/or reimbursement and EXECUTIVE'S personal taxes incurred due to this bonus.

(d)      Legal Expenses. COMPANY will reimburse EXECUTIVE for actual legal fees and expenses incurred by him in
         --------------
connection with the review and negotiation of this Agreement and ancillary documents, up to a maximum of $5000.

                  (e)      Indemnification.  EXECUTIVE shall be entitled to indemnification and advancement of
                           ---------------
expenses to the fullest extent provided, in COMPANY'S bylaws or otherwise, to any other director or executive officer of COMPANY, unless prohibited by law.  EXECUTIVE shall also be entitled to coverage under each directors'
and officers' liability insurance policy, if any, maintained by or on behalf COMPANY'S directors and officers.

                  (f)      Car Allowance.  COMPANY shall provide EXECUTIVE a monthly car allowance in the amount
                           --------------
of $700.

         5.       Termination of Employment.
                  -------------------------

                  (a)      Automatic Termination.  This Agreement will automatically terminate in the event of
                           ---------------------
EXECUTIVE'S death or EXECUTIVE'S disability which has prevented EXECUTIVE from performing substantially all of his duties and responsibilities for a continuous period of 120 days.  COMPANY shall have no further obligations to EXECUTIVE or his estate upon such automatic termination, except (i) to honor the exercise of any stock options that have vested prior to or as of the date of such termination, subject to the applicable conditions of the
Plan, (ii) as provided by law or under the terms of any life insurance or permanent disability benefit and any other applicable benefit plan in which EXECUTIVE participated immediately prior to the termination of his employment, (iii) to pay any unpaid salary and accrued (but unused) vacation of EXECUTIVE through the effective date of termination, (iv) to reimburse EXECUTIVE for any expenses incurred by him before the effective date of termination that are otherwise subject to reimbursement under paragraph 3(b) above, and (v) to pay any unpaid bonus earned by EXECUTIVE with respect to a completed performance period.

                  (b)      Termination other than for Cause.  COMPANY may terminate or elect not to renew this
                           --------------------------------
Agreement other than for Cause at any time, provided it gives at least 30 days' prior written notice to EXECUTIVE of such termination or non-renewal.  In the event that COMPANY terminates EXECUTIVE'S employment under this
Agreement other than for Cause or COMPANY elects not to renew this Agreement for a second year or any year thereafter, COMPANY shall, subject to the conditions set forth in paragraph 6(b) below, continue to pay EXECUTIVE his base salary, and continue to provide EXECUTIVE (and his covered dependents, if any), at COMPANY'S expense, medical insurance or benefits, in each case, at the level in effect at the time COMPANY gives EXECUTIVE notice of termination or non-renewal, for a period of eighteen (18) months following the effective date of the termination or non-renewal.  If COMPANY terminates or elects not to renew EXECUTIVE'S employment under this Agreement without
Cause at any time within eighteen (18) months after the effective date of Change in Control (as defined above),
COMPANY shall pay EXECUTIVE, in a lump sum at the effective time of such termination or nonrenewal, an amount equal to 2.99 times the sum of an amount equal to EXECUTIVE'S base salary; such lump-sum Change-in-Control payment shall be made in lieu of the continuation of payment of base salary under the preceding sentences in this paragraph 5(b).  In addition to the foregoing salary and benefits continuation, EXECUTIVE  shall also receive any unpaid salary and accrued (but unused) vacation through the effective date of termination of employment or non-renewal, reimbursement for any expenses incurred by him prior to the effective date of termination or nonrenewal that are otherwise subject to reimbursement under paragraph 3(b) above, any accrued but unpaid benefits to which EXECUTIVE is then entitled under the terms of COMPANY'S benefit plans and policies in which
EXECUTIVE is enrolled, to be payable in accordance with the terms of such plans and policies, and any unpaid bonus earned by EXECUTIVE with respect to a completed performance period.  All salary continuation or lump sum payment and other termination benefits paid hereunder shall be less any applicable payroll and withholding taxes or other legally required deductions.  As a condition to his receipt of any salary continuation or lump sum payment provided for in this paragraph 5(b), EXECUTIVE must first execute the Waiver and Release that is attached to this Agreement as Appendix B.  The salary and benefit  continuation for EXECUTIVE, if applicable, shall be paid in the same manner and at the same intervals as if EXECUTIVE continued his employment during the applicable period.  COMPANY reserves the right to pay the applicable salary continuation amount in a lump sum (without discount) at any time.  In the event of any termination or non-renewal under this paragraph 5(b), EXECUTIVE shall have no obligation to mitigate his damages or to seek other employment as a condition to receiving his salary continuation or lump sum payment and other termination benefits, and (except as provided for in paragraph 6(b)
below), there shall be no deduction or offset against amounts due to EXECUTIVE hereunder on account of any remuneration from any subsequent employment (or self-employment) that he may obtain.

                  (c)      Termination for Cause.  Notwithstanding the provisions of paragraph 5(b) above,
                           ---------------------
COMPANY may terminate EXECUTIVE'S employment for Cause.  For purposes of this Agreement, COMPANY shall have
"Cause" to terminate EXECUTIVE'S employment in the event of any of the following:

                           (i)      conviction of EXECUTIVE, or EXECUTIVE'S plea of nolo contendere, for (x) any crime involving moral turpitude or dishonesty, or (y) any felony other than non-recurring traffic violations (e.g., driving under the influence);

                           (ii)     EXECUTIVE'S willful participation in any material fraud or act of dishonesty against COMPANY including engaging in any material transaction that represents, directly or indirectly, self-dealing with COMPANY which has not been approved by a majority of the disinterested directors of the Board or is not part of the terms of his employment;

                           (iii)    EXECUTIVE'S willful action or willful omission to act that materially injures the reputation, business or business relationships of COMPANY;

(iv)     a material breach by EXECUTIVE of any obligation under this Agreement or the Confidentiality,
                                    Proprietary Information and Inventions Agreement that EXECUTIVE has entered into with COMPANY;

(v)      The repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders EXECUTIVE unfit to serve in his capacity as an officer or employee of the COMPANY;

(vi)     Continued failure by EXECUTIVE to perform the material aspects of EXECUTIVE'S duties and responsibilities after receiving written warning from the Board specifying the duties or responsibilities which EXECUTIVE has failed to perform;

                           (vii)    Recurring conduct by EXECUTIVE that in the good faith and reasonable determination of the COMPANY'S Board of Directors demonstrates gross unfitness to serve as an executive employee of COMPANY.

Physical or mental disability, or conduct resulting from physical or mental disability, of EXECUTIVE shall not constitute "Cause."  No termination of EXECUTIVE'S employment shall be deemed for "Cause" unless (A) at least a majority of the Board of Directors of COMPANY, excluding EXECUTIVE, determines (by vote or consent) that at least one of the events described in clauses (i) through (vii) of this paragraph 5(c) has occurred within six months before that determination, (B) the Board of Directors has given EXECUTIVE written notice of its intention to terminate EXECUTIVE'S employment for Cause, specifying with reasonable particularity the grounds on which the proposed termination for Cause is contemplated, and (C) EXECUTIVE has been afforded a reasonable opportunity to meet with the Board of Directors of COMPANY to discuss the proposed termination for Cause.  In the event
EXECUTIVE'S employment is terminated for Cause, he will not be entitled to receive any severance compensation or other benefits, except that EXECUTIVE shall be entitled to receive unpaid salary and accrued (but unused)
vacation through the effective date of termination, reimbursement for any expenses incurred by him prior to the effective date of his termination that are otherwise subject to reimbursement under paragraph 3(b) above, any accrued but unpaid benefits to which EXECUTIVE is then entitled under the terms of COMPANY'S benefit plans and policies in which EXECUTIVE is enrolled, to be payable in accordance with the terms of such plans and policies, and any unpaid bonus earned by EXECUTIVE with respect to a completed performance period.

                  (d)      Resignation.  EXECUTIVE retains the right to resign or otherwise voluntarily terminate
                           -----------
his employment with COMPANY upon 30 days' written notice to the Chairman of the Board.  In the event EXECUTIVE resigns or otherwise voluntarily terminates his employment with COMPANY, EXECUTIVE shall not be entitled to any severance compensation or other benefits beyond the effective date of his resignation, except that EXECUTIVE shall be entitled to the payments and benefits provided under paragraph 5(a) above.

                  (e)      Stock Options.  Subject to the provisions of paragraph 3(d) above, only the shares
                           -------------
subject to the stock options granted to EXECUTIVE under this Agreement that have vested up to the date of the termination of or his resignation from his employment under this Agreement may be exercised by EXECUTIVE, such exercise to be subject to the conditions set forth in the Plan.  Any stock options that are unvested (and not deemed vested under some provision of this Agreement, the Plan or the Option Agreement as of the date of
EXECUTIVE'S termination) shall be null and void.

                  (f)      No Restriction on COBRA Rights.  Nothing in this paragraph 5 shall be deemed to impair
                           ------------------------------
or limit any of EXECUTIVE'S rights under the Consolidated Omnibus Benefits Reconciliation Act.

                  (g)      Deemed Termination.  EXECUTIVE may elect to deem the occurrence of any event described
                           ------------------
in (i), (ii) or (iii) below to be a termination of EXECUTIVE'S employment by COMPANY other than for Cause for all purposes under this Agreement, provided EXECUTIVE so notifies the Chairman of the Board of COMPANY in writing of such event and COMPANY does not remedy such situation within 30 days of receipt of EXECUTIVE'S notice.  Any such election by EXECUTIVE shall not be deemed a voluntary resignation by him.  The failure of COMPANY'S stockholders to elect EXECUTIVE to the Board shall not be deemed termination; provided that EXECUTIVE has been nominated for election as provided in paragraph 1(b) above.  The following events may give rise to a deemed termination under this paragraph 5(g):

                           (i)      The removal of EXECUTIVE from his position of Chief Executive Officer of
                                    COMPANY or any successor of COMPANY (whether by merger, consolidation, reorganization or sale of all or substantially all of the assets of COMPANY)
                                    or the assignment to EXECUTIVE of any duties inconsistent with his status as
                                    Chief Executive Officer of COMPANY or any successor of COMPANY;

                           (ii)     Any material decrease or adverse change in the nature or scope of EXECUTIE'S authority, power, functions, responsibilities or duties or any requirement that EXECUTIVE report to any person or persons other than the Board of
                                    Directors of COMPANY or any successor to COMPANY; or

                           (iii)    If EXECUTIVE relocates to Tucson, Arizona, any transfer of his principal place of employment to a location more than 25 miles away from COMPANY'S principal offices in Tucson, Arizona as of the date of this agreement.

                                                        11

C:\MYFILES\HERSMACHANGES1.DOCC:\MEDIBUY\PERSONNEL CONTRACTS\HERSMACLEAN.K3.DOCC:\MEDIBUY\PERSONNEL
CONTRACTS\HERSMA.K3.DOC

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6.       Noncompetition, Confidentiality, Freedom to Enter into and Perform and Conflicts of Interest.
         --------------------------------------------------------------------------------------------

                  (a)      Confidential Information.  EXECUTIVE agrees and understands that, due to the nature of
                           ------------------------
his position with COMPANY, he will gain possession of confidential information about COMPANY and the way it
conducts its business.    In conjunction with the execution of, and as part of the consideration given for, this
Agreement, EXECUTIVE will execute the Confidentiality, Proprietary Information and Inventions and
Non-Solicitation Agreement that is attached to this Agreement as Appendix C.  EXECUTIVE'S duties and obligations under Appendix C shall survive termination of his employment with COMPANY.  EXECUTIVE acknowledges that a remedy at law for any breach or overtly threatened breach by him of the provisions of Appendix C would be inadequate to protect COMPANY against the consequences of such breach, and he therefore agrees that the COMPANY shall be entitled to injunctive relief in case of any such breach or overtly threatened breach.

                  (b)      Restrictive Covenant.  During the period beginning on the date of EXECUTIVE'S
                           --------------------
employment by the COMPANY hereunder and ending one (1) year after such employment terminates for any reason, or during any period that EXECUTIVE is receiving severance compensation from the COMPANY (the "Non-Compete Term"),
EXECUTIVE agrees not to, at any time, directly or indirectly, whether or not for compensation, engage in, or have any interest in, any person, firm, corporation or business (whether as an employee, security holder, proprietor, officer, director, agent, trustee, consultant, partner, creditor or otherwise), which engages in or operates a business that includes distributing, manufacturing, selling or marketing of products or services in competition with the products or services distributed, manufactured, sold or marketed by COMPANY, or under active development by COMPANY, during EXECUTIVE'S employment under this Agreement (the "Business") in any state in the United States or in any other jurisdiction outside the United States in which the COMPANY or any of its subsidiaries or affiliates conducted the Business; provided, however, that during the Non-Compete Term, EXECUTIVE may own shares
                                   --------  -------
of companies whose securities are public traded, so long as the securities so owned do not constitute more than five (5%) percent of the outstanding securities of such company (unless such company is the COMPANY, in which case no limit shall apply).  The provisions of this paragraph shall apply both during normal working hours and at all other times including, but not limited to, nights, weekends and vacation time during the Non-Compete Term.
After termination of EXECUTIVE'S employment with the COMPANY, in the event that EXECUTIVE undertakes any such activities without written permission from COMPANY, COMPANY'S obligation to pay EXECUTIVE severance compensation shall cease.

                  (c)      Freedom to Enter into and Perform this Agreement.  EXECUTIVE represents and warrants
                           ------------------------------------------------
to COMPANY that he is subject to no restrictions, either by virtue of any agreement made by him or for his benefit, or by operation of law, that would prohibit, prevent or interfere with in any way his entering into, or his performing fully and without restriction, his obligations under this Agreement, or which would render COMPANY liable to a third party as a result of EXECUTIVE'S entering into or performing his obligations under  this
Agreement.

                  (d)      Conflicts of Interest.  During the Non-Compete Term, EXECUTIVE agrees not to acquire,
                           ---------------------
assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to COMPANY, its business or prospects, financial or otherwise.  However, EXECUTIVE may own, as a passive investor only, securities of any publicly traded companies, provided his beneficial ownership of the stock of any one such corporation does not exceed 5% of such corporation's voting stock.

                  (e)      Non-Solicitation.  During the Non-Compete Term, EXECUTIVE agrees not to solicit for,
                           ----------------
or divert or attempt to divert, directly or indirectly, any business of any of the COMPANY or its subsidiaries, that is or was (in each case) part of the Business or under active development by the Business during EXECUTIVE'S employment under this Agreement, or any customers or suppliers of the COMPANY or its subsidiaries, that is or was
(in each case) part of the Business or under active development to incorporate into the Business during
EXECUTIVE'S employment under this Agreement to any competitor of the same.  EXECUTIVE agrees that during the
Non-Compete Term, he shall not interfere with the business of the COMPANY by directly or indirectly soliciting, attempting to solicit, inducing or otherwise deliberately causing any person who at any time within the previous one (1) year period shall have been an employee or independent contractor of the COMPANY or its subsidiaries to terminate his or her employment to become employed by or associated with any other person, firm or corporation, and EXECUTIVE shall not approach any such employee or independent contractor for such purpose or authorize or knowingly approve the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.  Nothing in this paragraph 6(e) shall prevent EXECUTIVE from, directly or indirectly, employing or contracting with any person who contacts EXECUTIVE, or any other person, firm, or corporation with which EXECUTIVE may be associated, on such person's own initiative without any solicitation by or encouragement from EXECUTIVE or shall apply to any solicitation directed at the public or the industry in general, and not targeted to particular employees or independent contractors of COMPANY or its subsidiaries described in the immediately preceding sentence.

         7.       Notices.
                  -------

         For purposes of this Agreement, all notices and other communications required or permitted by this
Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or by courier or on the earlier of delivery or the fourth business day after mailing by United States Registered or Certified
Mail, return receipt requested, postage prepaid, addressed as follows:

         If to EXECUTIVE:           Mr. James L. Hersma
                                            4100 West 86th Street
                                            Tulsa, Oklahoma 74132

                                                        13

         If to COMPANY:             Prime Source Surgical, Inc.
                                            3700 E. Columbia Street
                                            Tucson, AZ 85714
                                            Attn:    Chairman of the Board

                                            With copy to:

                                            Skadden, Arps, Slate, Meagher and Flom LLP
                                            300 South Grand Ave., Suite 3400
                                            Los Angeles, CA  90071
                                            Attention:  Michael A. Lawson, Esq.

or at such other address as the addressee may have furnished to the other party in writing subsequent to the execution of this Agreement or, in the case of EXECUTIVE, to any other permanent address listed for him in
COMPANY'S records, or, in the case of COMPANY, to the address known by EXECUTIVE to be where the office of the
Chairman of the Board of COMPANY is located.

         8.       Modifications; Waivers; Applicable Law.
                  --------------------------------------

         No provision in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by EXECUTIVE and by the Chairman of the Board of COMPANY.  This
Agreement and the employment relationship hereunder shall be governed by, construed in accordance with and enforced under the laws of the State of Arizona and applicable federal law.

         9.       Severability.
                  ------------

         If any provision of this Agreement is determined to be invalid or is in any way modified by any governmental agency, tribunal, or court of competent jurisdiction, such determination shall be considered as a separate, distinct, and independent part of this Agreement and shall not affect the validity or enforceability of any of the remaining provisions of this Agreement.

         10.      Successor Rights and Assignment.
                  -------------------------------

         This Agreement shall bind, inure to the benefit of and be enforceable by EXECUTIVE'S personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.  The rights and obligations of COMPANY under this Agreement may be assigned by COMPANY as part of the assignment or transfer
(including, without limitation, by merger or other event resulting in such assignment by operation of law) of all or substantially all of COMPANY'S assets and business, provided that at the time of such assignment the assignee has the ability to meet the obligations to EXECUTIVE set forth in this Agreement, in which event this Agreement shall be binding upon, and inure to the benefit of, the person(s) or entity(ies) to whom it is assigned.
EXECUTIVE may not assign his duties hereunder and he may not assign any of his rights hereunder without the written consent of COMPANY.

         11.      Survival of Provisions.
                  ----------------------

         The respective rights and obligations of COMPANY and EXECUTIVE under this Agreement shall survive any termination or other cessation of EXECUTIVE'S employment to the extent necessary to give full effect to the agreements and covenants set forth in this Agreement.

         IN WITNESS WHEREOF, EXECUTIVE and COMPANY have signed this Agreement effective as of December 4, 2000.

                                                              EXECUTIVE:

                                                              /s/ James L. Hersma
                                                              -------------------------------------------------------------
                                                              James L. Hersma

                                                              COMPANY:

                                                              By:      /s/ Michael K. Bayley
                                                                       -------------------------------------------------

                                                              Name: Michael K. Bayley
                                                                   ------------------------------------------------------

                                                              Its:      Chief Financial Officer
                                                                                               -------------------

                                    Annex A - Certain Definitions

(1)      "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(2)      A "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                  (a)      any Person (as defined in this Annex A) is or becomes the Beneficial Owner (as defined in this Annex A), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the COMPANY'S then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

                  (b)      the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the
                  Board or nomination for election by the COMPANY'S stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (c)      there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities
                  Beneficially Owned by such Person any securities acquired directly from the Company or its
                  Affiliates) representing 50% or more of the combined voting power of the COMPANY'S then outstanding securities; or

                  (d)      the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the COMPANY'S assets, other than a sale or disposition by the
                  Company of all or substantially all of the COMPANY'S assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the
                  Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred solely by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of the transactions contemplated by the Merger Agreement.  In the event that the transactions contemplated by the Merger Agreement are consummated, all references to the Company in the definition of a
"Change in Control" shall be deemed to apply to Luxtec Corporation rather than PrimeSource Surgical, Inc., and all references to the date hereof in this definition of "Change in Control" shall apply to the date of the consummation of the transactions contemplated by the Merger Agreement rather than the date of this Employment
Agreement.

(3)      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

(4)      "Exchange Act" shall mean the Securities Exchange act of 1934, as amended from time to time.

(5)      "Excise Tax" shall mean any excise tax imposed under section 4999 of the Code.

(6)      "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in
Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.